UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 14, 2025

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
169 Inverness Dr W, Suite 300, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	CSGS	NASDAQ Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 14, 2025, CSG Systems International, Inc. (“CSG”) and certain of its subsidiaries entered into a new $600.0 million five-year debt arrangement with Royal Bank of Canada (“RBC”) acting as Administrative Agent, Collateral Agent, Swingline Lender, and an Issuing Bank; Citizens Bank, N.A. and PNC Bank, National Association, as Co-Documentation Agents; and RBC, HSBC Bank USA, National Association, U.S. Bank National Association, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners (the “2025 Credit Agreement”). The 2025 Credit Agreement replaced CSG’s $600.0 million five-year credit agreement entered into in September 2021 (the “2021 Credit Agreement”). The key benefits of the new arrangement include: (i) an increase in the tenor of the loan from September 2026 to March 2030 (subject to a springing maturity of 91 days prior to the maturity date of certain long-term indebtedness of CSG if, on such date, the aggregate principal amount of such indebtedness equals or exceeds the greater of $127.0 million and 50% of consolidated EBITDA (subject to certain exceptions)); (ii) consolidation to a revolving loan facility of $600.0 million, providing CSG with increased flexibility; (iii) borrowing rate terms identical to the 2021 Credit Agreement; and (iv) fewer financial covenants and less restrictive negative covenants when compared to the 2021 Credit Agreement.

The 2025 Credit Agreement consists of a $600.0 million aggregate principal five-year revolving loan facility (the “2025 Revolver”). The 2025 Credit Agreement replaced the 2021 Credit Agreement, which consisted of a $150.0 million term loan (of which $125.6 million was outstanding) and a $450.0 million revolving loan facility (of which $10.0 million was outstanding). Upon execution of the 2025 Credit Agreement, CSG withdrew $140.6 million from the 2025 Revolver. These funds were used to repay the outstanding $135.6 million balance of the 2021 Credit Agreement and certain fees and expenses in connection with the new debt arrangement, with the remainder to be used for general corporate purposes.

The interest rates under the 2025 Credit Agreement are based upon CSG’s choice of an adjusted Secured Overnight Financing Rate (“SOFR”) plus an applicable margin of 1.375% - 2.125%, or an alternate base rate (“ABR”) plus an applicable margin of 0.375% - 1.125%, with the applicable margin, depending on CSG’s then-net secured total leverage ratio. CSG will pay a commitment fee of 0.150% - 0.325% of the average daily unused amount of the 2025 Revolver, with the commitment fee rate also dependent upon CSG’s then-net secured total leverage ratio.

The 2025 Credit Agreement requires quarterly commitment fee payments and interest payments based on the interest election period. The 2025 Credit Agreement contains certain customary mandatory prepayment or repayment provisions. As specified in the 2025 Credit Agreement, if certain customary events were to occur, CSG may be required to pay all amounts outstanding under the 2025 Credit Agreement, together with interest payable thereon.

The 2025 Credit Agreement contains customary affirmative covenants. In addition, the 2025 Credit Agreement has customary negative covenants that places limits on CSG’s ability to: (i) incur additional indebtedness; (ii) create liens on its property; (iii) make investments; (iv) enter into mergers and consolidations; (v) sell assets; (vi) declare dividends or repurchase shares; (vii) engage in certain transactions with affiliates; (viii) prepay certain indebtedness; and (ix) issue capital stock of subsidiaries. CSG must also meet a total net leverage ratio financial covenant.

In conjunction with the 2025 Credit Agreement, CSG entered into a security agreement in favor of RBC, as Collateral Agent (the “Security Agreement”). Under the Security Agreement and 2025 Credit Agreement, certain of CSG’s subsidiaries have guaranteed its obligations, and CSG and such subsidiaries have pledged substantially all of their assets to secure the obligations under the 2025 Credit Agreement and such guarantees.

The 2025 Credit Agreement will be filed with CSG’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSG SYSTEMS INTERNATIONAL, INC.

Date:	March 18, 2025	By:	/s/ Lori J. Szwanek
Lori J. Szwanek Chief Accounting Officer